                                                                    Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO INSURED MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Insured Municipal Income Trust was held on July 14, 2011 and was adjourned until August 4, 2011. The Meeting on August 4, 2011 was held for the following purpose:

(1) Elect five Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The  results  of  the  voting  on  the  above  matter  were  as  follows:

                                                                 Votes
Matter                                              Votes For   Withheld
-------------------------                           ----------  --------
(1)   David C. Arch .....                           18,075,031   692,790
      Bob R. Baker ......                           18,089,486   678,335
      Larry Soll ........                           18,058,109   709,712
      Philip A. Taylor ..                           18,079,997   687,824
      Wayne W. Whalen ...                           18,065,229   702,592
      Frank S. Bayley (P)                                  211       162

----------
(P)  Election  of  trustee  by  preferred  shareholders  only.